EXHIBIT 5












                                  May 30, 1996










Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:           SunRiver Corporation
                             Amendment No. 3
                             to Registration Statement
                             on Form S-1; File No. 33-80319
                             ------------------------------
Dear Sirs:

          As counsel to SunRiver Corporation, a Delaware corporation (the "Company"), we have been requested to render this opinion for filing as Exhibit 5 to Amendment No. 3 to the Company's Registration Statement on Form S-1 (the Amendments No. 1, No. 2 and No. 3 and the Registration Statement, collectively, the "Registration Statement"). Each term used herein that is defined in the Registration Statement and has not been otherwise defined herein, shall have the meaning specified in the Registration Statement.

          The Registration Statement covers 14,444,210 shares of Common Stock, par value $.01 per share ("Shares").

          We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and other documents as we have deemed necessary or appropriate for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures on documents where we have not witnessed the execution thereof, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

          Based on such examination and such other investigations as we have deemed necessary, we are of the opinion that:

          1. The Shares have been duly authorized.

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          2.  Except for the Shares  issuable  upon  exercise of  warrants,  the
Shares being offered by the Selling Stockholders are legally and validly issued, fully paid and nonassessable.

          3. The Shares issuable upon exercise of warrants have been duly reserved for issuance upon such exercise and will be legally and validly issued, fully paid and nonassessable when issued and paid for in accordance with the terms of such warrants.

          4. The Shares which the Company may issue to Microelectronics and Computer Technology Corporation ("MCC") to satisfy obligations of TradeWave Corporation to MCC of $300,000 through June 28, 1996 and the Shares which the Company may issue to NCR Corporation ("NCR") as a $497,657 annual dividend on the outstanding preferred stock of SunRiver Data Systems, Inc. will be legally and validly issued, fully paid and nonassessable when:

               (i) the Board of Directors of the Company shall have taken appropriate action with respect to the issuance and delivery of such Shares; and

               (ii) such Shares shall have been issued and delivered to MCC and NCR, as the case may be, for the consideration contemplated in the Registration Statement.

          Our opinion regarding the legality of the issuance of all other Shares to be offered by the Company, from time-to-time in the future, will be filed as an exhibit to the Registration Statement at such time as the Prospectus included in the Registration Statement is supplemented or amended to cover such offering by the Company.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Prospectus.


                                            Very truly yours,



                                            Fischbein Badillo Wagner Harding